UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/27/2004

Brooke Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-31698

KS	48-1009756
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10950 Grandview Drive, Suite 600, Overland Park, KS 66210
(Address of Principal Executive Offices, Including Zip Code)

913-661-0123
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

Brooke Holdings, Inc. ("BHI"), majority shareholder of Brooke Corporation, and Robert D. Orr, chief executive officer of Brooke Corporation and majority shareholder of BHI, have entered into three separate Rule 10b5-1 Stock Exchange Agreements with three individuals by which such individuals will transfer to BHI shares of BHI stock owned by them and BHI will transfer to such individuals a total of 91,872 shares of Brooke Corporation stock currently owned by BHI. In addition to other terms, the agreements provide that the exchanges will take place on March 31, 2005, that the fair market value per share of Brooke Corporation common stock on that date will be utilized for purposes of valuing the Brooke Common stock being transferred to the individuals, that the parties intend the agreements to comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and that the agreements are to be interpreted in accordance with such Rule.

The exchanges contemplated by the Rule 10b5-1 Stock Exchange Agreements are part of Mr. Orr's personal financial plans announced by Brooke Corporation on August 31, 2004. The completion of the exchanges would result in an increase in Mr. Orr's beneficial ownership of BHI stock to approximately 71% and in a decrease of BHI's ownership interest of Brooke Corporation common stock from approximately 63% to approximately 62%, based on the number of shares of common stock currently outstanding.

In addition to the foregoing, the spouse of Joe L. Barnes, an outside director of Brooke Corporation, entered into a Rule 10b5-1 Selling Plan on November 27, 2004, by which she intends to sell through a broker on each Wednesday during the period between January 1, 2005 and March 31, 2005, 200 shares of Brooke Corporation common stock, with the maximum number of shares to be sold pursuant to the Plan to be 2,400 shares. The Plan provides for the shares to be sold at market price, with a minimum sales price floor of $24.00 per share. The Plan states that it is intended to comply with the requirements of Rule 10b5-1 and is to be interpreted in accordance therewith. Joe Barnes has reported his indirect beneficial ownership of the shares of Brooke Corporation common stock owned by his wife in Section 16 filings with the Securities and Exchange Commission, but has disclaimed such beneficial ownership.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Brooke Corporation

Date: January 05, 2005.	By:	/s/ Robert D. Orr
Robert D. Orr
Chief Executive Officer